UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.          )

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INTERNATIONAL BANCSHARES CORPORATION
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April 18, 2016

My Fellow Shareholders:

        Once again, we are preparing for our Annual Shareholders' Meeting on Monday, May 16, 2016, at 5:00 p.m. We encourage everyone to arrive no later than 4:30 p.m. to avoid delays. The meeting will be held at the IBC Annex Building at 2416 Jacaman Rd. Laredo, Texas 78041, across from the Laredo Energy Arena. This is our 50th anniversary shareholder meeting so please plan to attend. We have a lot to celebrate and reflect on over 50 years.

        In preparation for the meeting, I'm enclosing the Annual Report to Shareholders containing financial statements audited by RSM US LLP, formerly known as McGladrey LLP, as well as the formal Notice of Annual Meeting of Shareholders, Proxy Statement and a Proxy Card. The Proxy Card has been provided for the purpose of voting for the election of Directors and other issues to be presented at the meeting. In order to have a quorum at the meeting, I urge you to complete and sign the Proxy Card and return it in the enclosed self-addressed envelope.

        I continue to be encouraged by the results achieved in 2015. Although the performance was down from 2014, there were a number of one-time events that created this exceptionally successful year. We continued to perform at above peer group levels in 2015 because we have maintained our focus on revenue performance and cost controls. With the enormous burden of Dodd-Frank regulations, and the stress in the economy, achieving superior results is extremely difficult. Pressures in the market place requires your management team to be focused and committed every single day to continue to be successful. With the drop in energy prices, the challenges have become even more daunting. Excellence must be the objective to sustain our record of being a high performance bank. You have my commitment to keep that focus.

	2014	2015
Net Income available to Common Shareholders	$153,151,000	$136,726,000
Total Assets	$12,196,520,000	$11,772,869,000
Return on Your Shareholders' Equity	10.24%	8.44%
Book Value of Each of Your Common Shares	$24.76	$26.11
Basic Earnings per Share—Adjusted for Dividends	$2.29	$2.06

        Since the beginning of the recession in 2008, your management team has been extremely focused on building strength throughout our system. We have been dedicated to improving the quality of our balance sheet, building our capital strength, controlling expenses and maintaining strong earnings. I am happy to report that we have been successful with each of these initiatives, which is clearly reflected in the data above.

        Your Board of Directors approved on March 18, 2016, a twenty-nine cents ($.29) per share cash dividend payable to all holders of common stock, $1.00 par value, of record on April 1, 2016. This cash dividend is enclosed with this mailing or it has been deposited directly to the account you have provided. The Board supports this action because it believes that this cash dividend will add value to your shares and provide an additional incentive to hold the stock of IBC.

        This is my 41st year of service to IBC and it is IBC's 50th anniversary. These milestones fill all of us at IBC with a great deal of pride and joy knowing that we have delivered exceptional performance for each shareholder and have continued our legacy as a successful community bank serving 88 towns and cities throughout Texas and Oklahoma over all those many years. Community service is our mantra, and the pride of living our motto "We do More" every day in every market is what we strive to achieve.

        We will have a social time immediately following our business session to celebrate the 50th anniversary and to provide you an opportunity to visit with your staff and enjoy the evening. Just one last reminder, the meeting will begin promptly at 5:00 p.m. and it will be held at the IBC Annex Building on Jacaman Road, so please plan on arriving early in order that everyone will be assembled for the start of the meeting.

Sincerely yours,

Dennis E. Nixon President

Enclosures